Exhibit 99

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

John W. Spelich, (949) 471-7710

john.spelich@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

GATEWAY REPORTS THIRD QUARTER 2005 RESULTS

•    Q3 revenue of $1.019 billion

•    Q3 net income of $15.1 million, or $0.04 per share

•    Second straight quarter of GAAP net income

Irvine, Calif., October 27, 2005 – Gateway, Inc. (NYSE: GTW) today reported results for its third quarter ended Sept. 30, 2005.

The company recorded third quarter net income of $15.1 million, or 4 cents per share, compared with net income of $17.2 million, or 5 cents per share in the prior quarter, and a net loss of $59 million (including $63 million in restructuring, transformation and integration costs (“restructuring costs”)), or 16 cents loss per share a year earlier.

Gateway Reports Third Quarter 2005 Results	Page 2

Included in the third quarter results are a number of one-time items that netted to an approximate $1 million benefit to the company, which included an anticipated favorable outcome of a commercial dispute, a facility impairment charge, an international restructuring reserve increase and a gain on a facility sale.

Revenue amounted to $1.019 billion, compared with $873 million in the second quarter and $915 million a year earlier.

“Our third quarter results, especially a double-digit percentage increase in revenue both sequentially and year-over-year, show that Gateway continues to head in the right direction,” said Wayne Inouye, Gateway president and chief executive officer. “Our retail business continues to be strong, we’re encouraged by sequential revenue and market share gains in Direct, and our Professional business continues to sign important contracts, which should grow future revenues.”

In the third quarter, Gateway’s operating income included $11.6 million of benefits related to the April 2005 agreement with Microsoft Corp., compared with $15.1 million in the second quarter. Recognition of amounts paid to Gateway by Microsoft are based on Gateway incurring qualified spend in marketing and promotion activities.

Financial Performance

The company sold 1,166,800 PC units in the third quarter, up 16 percent sequentially, and up 25 percent year-over-year. The increase in unit sales on a sequential basis is primarily due to seasonal trends and market share gains in Direct. The increase in PC units on a year-over-year basis is attributable to market share gains in U.S. Retail.

The Retail segment, which includes the company’s international sales, delivered revenue of $601 million, with PC units of 871,400. Sequentially, Retail revenue was up 23 percent and PC units increased 16 percent. Gateway and eMachines systems are now sold in more than 7,000 retail locations in the U.S. and Canada and in more than 2,000 retail locations internationally, including Japan, Mexico and the UK.

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Gateway Reports Third Quarter 2005 Results	Page 3

The Direct sales segment delivered revenue of $132 million, with PC units of 70,900. Sequentially, PC units increased 48 percent and sales revenue was up 19 percent. In the third quarter, Gateway’s unit growth outperformed the industry by more than three to one.

The Professional segment delivered revenue of $286 million, with PC units of 224,400. Sequentially, Professional revenue increased 5 percent and PC units were up 6 percent. The sequential revenue increase reflects the seasonal strength in educational and state and local government markets partially offset by weaker-than-expected federal revenue.

Total non-PC revenue, which includes sales of software and peripherals, services and accessories, was sequentially flat and down 8 percent year-over-year. The year-over-year decrease is due to a significant drop in CE revenue. Sequentially, non-PC revenue, excluding CE, was up 10.2 percent and up 5.5 percent year-over-year. Non-PC sales, excluding CE, represented 16 percent of total revenue in the third quarter, which compares with 17 percent in the second quarter. This decline is driven primarily by strong growth in Retail, which has lower non-PC revenue. Gross margin contribution from non-PC products and services, excluding CE, was sequentially flat and up 5 percent from a year earlier.

Gross margin percentage for the third quarter was 8.3 percent, compared with 10 percent in the prior quarter and 10.1 percent in the third quarter of 2004. The sequential and year-over-year declines are primarily due to strong growth in Retail, which has lower margins, and continued competitive pressures in Professional, and, to a lesser extent, Retail.

SG&A expense was $78 million in the third quarter compared to $85 million in the prior quarter, and $154 million (including $53 million in restructuring costs) a year earlier. SG&A expense as a percentage of revenue was 7.6 percent compared to 9.7 percent in the prior quarter and 16.8 percent a year earlier.

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Gateway Reports Third Quarter 2005 Results	Page 4

Cash and marketable securities

Gateway ended the quarter with $635 million in cash and marketable securities, an increase of $68 million from the second quarter of 2005. The key driver for this cash increase was a positive contribution of more than $63 million from cash flow from operations, driven by inventory reductions of almost $49 million and increasing accounts payable by $84 million, offset by growth in other current assets of $97 million.

Guidance

The company remains comfortable with its previously stated revenue and earnings guidance for 2005 of revenues in the range of $3.9 - $4 billion and full-year GAAP earnings per share to be 11 to 13 cents.

For 2006, Gateway has adopted a policy of foregoing specific annual revenue and earnings guidance, as the company believes that the downside of providing such guidance significantly outweighs any benefit to shareholders in the present regulatory environment. Gateway will consider publishing financial milestones to allow shareholders to track our progress.

Conference call information

Gateway will host a conference call for analysts on Thursday, October 27 at 5:30 pm EDT/2:30 pm PDT, which will be accessible via live audio webcast at http://www.gateway.com.

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. After acquiring eMachines in early 2004, Gateway is now the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.

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Gateway Reports Third Quarter 2005 Results	Page 5

Certain non-GAAP financial information

This press release contains certain non-GAAP financial information, including disclosure of the portion of the company’s SG&A, gross margins and results of operations relating to, or affected by, certain restructuring, transformation and integration expenses. This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. This non-GAAP financial information is used by management and management believes it is useful to investors to analyze the company’s baseline performance before charges and expenses that are considered by management to be outside of Gateway’s core operating results, notwithstanding the fact that such restructuring, transformation and integration expenses may be recurring. This non-GAAP information is among the primary indicators management uses as a basis for evaluating Gateway’s financial performance as well as for forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for reported results determined in accordance with GAAP.

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; the extent of seasonal changes in demand; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing

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Gateway Reports Third Quarter 2005 Results	Page 6

customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Gateway, Inc.

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2005		2004	2005	2004
Net sales	$1,018,973		$915,132	$2,729,866	$2,621,107
Cost of goods sold	934,280		823,038	2,477,394	2,404,626

Gross profit	84,693		92,094	252,472	216,481
Selling, general, and administrative expenses	77,557		153,768	250,546	803,341
Microsoft benefit	11,629		—	26,698	—

Operating income (loss)	18,765		(61,674)	28,624	(586,860)
Other income, net	323		3,424	4,923	11,291

Income (loss) before income taxes	19,088		(58,250)	33,547	(575,569)
(Provision) benefit for income taxes	(4,027)		1,774	(6,484)	14,559

Net income (loss)	15,061		(56,476)	27,063	(561,010)
Preferred stock dividends and accretion	—		(2,792)	—	(8,371)

Net income (loss) attributable to common stockholders	$15,061		$(59,268)	$27,063	$(569,381)

Net income (loss) per share:
Basic	$0.04		$(0.16)	$0.07	$(1.58)

Diluted	$0.04	(1)	$(0.16)	$0.07	$(1.58)

Weighted average shares outstanding:
Basic	371,166		372,940	371,171	360,305

Diluted	406,354		372,940	372,002	360,305

(1)	Net income (loss) per share excludes $1 million on interest expense related to Gateway’s senior convertible notes for purposes of calculating diluted earnings per share.

Gateway, Inc.

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	September 30, 2005	December 31, 2004
ASSETS:
Current assets:
Cash and cash equivalents	$465,125	$327,793
Marketable securities	170,145	260,537
Accounts receivable, net	321,146	342,121
Inventory	192,575	196,324
Other	420,214	217,663

Total current assets	1,569,205	1,344,438
Property, plant, and equipment, net	66,424	102,657
Intangibles, net	90,302	95,392
Goodwill	155,619	155,619
Other assets	21,243	73,681

	$1,902,793	$1,771,787

LIABILITIES AND EQUITY:
Current liabilities:
Notes payable	$50,000	$50,000
Accounts payable	734,141	532,329
Accrued liabilities	205,091	271,912
Accrued royalties	81,848	41,796
Other current liabilities	197,355	226,615

Total current liabilities	1,268,435	1,122,652
Long-term debt	300,000	300,000
Other long-term liabilities	61,955	104,098

Total liabilities	1,630,390	1,526,750
Stockholders’ equity	272,403	245,037

	$1,902,793	$1,771,787